Exhibit 10.8

PARSONS CORPORATION

LONG TERM GROWTH PLAN

Adopted April 16, 2012

Amended January 1, 2015

Amended October 17, 2016

Amended January 1, 2019

TABLE OF CONTENTS

Page
Article 1. PREFACE		1

Section 1.1	Effective Date and Term
Section 1.2	Purpose of the Plan

Article 2. DEFINITIONS		1

Article 3. ELIGIBILITY AND DETERMINATION OF LONG TERM GROWTH OPPORTUNITY TARGETS		4

Section 3.1	Authority of the Board
Section 3.2	Determination of Eligibility
Section 3.3	Determination of Performance Criteria
Section 3.4	Successive Long Term Growth Opportunity Targets
Section 3.5	Performance Goals

Article 4. ADMINISTRATION		6

Section 4.1	Administrative Committee
Section 4.2	Authority
Section 4.3	Quorum

Article 5. FUNDING, PAYMENT AND RIGHTS OF PARTICIPANTS		7

Section 5.1	Unfunded Plan
Section 5.2	Basis for Payment
Section 5.3	Payment of Long Term Growth Awards
Section 5.4	Deferral of Payment
Section 5.5	Modification of Performance Standards
Section 5.6	Limitation on Rights of Participants and Beneficiaries
Section 5.7	Forfeiture of Long Term Growth Opportunity

Article 6. RETIREMENT, DISABILITY, DEATH BENEFITS AND BENEFICIARIES		13

Section 6.1	Termination After Completion of a Performance Cycle
Section 6.2	Termination Before Completion of a Performance Cycle.
Section 6.3	Beneficiary Designation

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Page

Article 7. CHANGE IN CONTROL		15

Section 7.1	Change in Control of the Corporation
Section 7.2	Awards Subject to Deferred Payment Election

Article 8. AGREEMENT BY PARTICIPANT REGARDING TAXES		16

Article 9. AMENDMENT AND TERMINATION OF THE PLAN		16

Article 10. GENERAL PROVISIONS		16

Section 10.1	Written Instruments
Section 10.2	No Guarantee of Employment
Section 10.3	Liability of Corporation
Section 10.4	Liability of Board and Committee
Section 10.5	Assignment and Alienation
Section 10.6	Construction
Section 10.7	Severability and Survival of the Agreement
Section 10.8	Gender and Number
Section 10.9	Governing Law
Section 10.10	Code Section 409A

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PARSONS CORPORATION

LONG TERM GROWTH PLAN

Parsons Corporation, a Delaware corporation with its principal place of business in California, (the “Corporation”) hereby establishes and sets forth the terms and conditions of the Parsons Corporation Long Term Growth Plan (the “Plan”) for the benefit of eligible employees of the Corporation on the terms and conditions described hereinafter:

ARTICLE 1.

PREFACE

Section 1.1    Effective Date and Term. The Plan shall be effective on the date the Plan was approved by the Parsons Corporation Board of Directors, April 16, 2012, and shall continue in force and effect until terminated by the Board.

Section 1.2    Purpose of the Plan. The Plan is intended to encourage participating key employees of the Corporation to remain in its employ and to motivate such participants to exert maximum effort to achieve the Corporation’s goals.

ARTICLE 2.

DEFINITIONS

The words and phrases identified in quotation marks below, when used in the Plan and related documents, shall have the meanings set forth in this Article 2, unless the context clearly indicates otherwise.

(a)    ”Administrative Committee” or “Committee” means the committee responsible for performing the functions and administration of the Plan as provided herein.

(b)    ”Beneficiary” means the person or estate of a deceased Participant, entitled to benefits hereunder, upon the death of a Participant.

(c)    ”Board” means the Board of Directors of Parsons Corporation.

(d)    ”Change in Control” means a change in the ownership or effective control of the Corporation, or in the ownership of a substantial portion of the assets of the Corporation, within the meaning of Code Section 409A and the regulations promulgated thereunder.

(e)    ”Code” means the Internal Revenue Code of 1986, as amended, and any rulings or regulations thereunder.

(f)    ”Corporation” means Parsons Corporation and any of its subsidiary companies of any tier.

(g)    ”Declared Rate” means with respect to any Plan Year an annual rate of interest equal to the average of prime rates made available to preferred borrowers by Bank of America, N.T.& S.A., Los Angeles Branch (or any successor thereto) determined as of the first working day of each calendar month prior to the complete distribution of a Deferral Account

(h)    ”Deferral Account” means the account maintained on the books of account of the Corporation for a Participant’s Long Term Growth Awards deferred pursuant to Section 5.4.

(i)    ”Deferral Agreement” means a written agreement entered into by the Corporation and a Participant to defer a Long Term Growth Award pursuant to Section 5.4 for the Performance Cycle specified in the Deferral Agreement until the later of Participant’s termination of employment or the date specified under the Plan for payment in the absence of a deferral election. A separate Deferral Agreement must be entered into by the Corporation and a Participant for each Performance Cycle for which the Participant elects to defer payment of such Performance Cycle’s Long Term Growth Award. In the first Deferral Agreement that a Participant enters into under this Plan, the Participant may elect whether, upon a Change in Control, the Long Term Growth Awards deferred under Section 5.4 shall (i) accelerate and be paid in accordance with Article 7 or (ii) be paid in accordance with the Participant’s deferral election pursuant to Section 5.4. If a Participant fails to make an election regarding the effect of a Change in Control in such Deferral Agreement, the provisions of the Participant’s deferral election pursuant to Section 5.4 shall apply so that payments of all Long Term Growth Awards will not be accelerated as a result of a Change in Control.

(j)    ”Disability” means a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Corporation.

(k)    ”Long Term Growth Opportunity Target” means the target dollar value of the incentive which could potentially be earned by an eligible Participant in respect of a Performance Cycle.

(l)    ”Long Term Growth Award” means the value of the Long Term Growth Opportunity Target earned by an eligible Participant in respect of a completed Performance Cycle.

(m)    ”Participant” means each senior officer, other key management or highly compensated employee of Parsons Corporation and its subsidiaries determined to be eligible to participate in the Plan.

(n)    ”Performance Cycle” or “Cycle” means a fiscal year of the Corporation (or such other period as may be designated for this purpose by the Administrative Committee) in respect of which a Long Term Growth Opportunity Target is defined for an eligible Participant and over which the established performance goals are measured for the purpose of determining the amount of any Long Term Growth Award to be paid to each eligible Participant. Each Performance Cycle will be a period of at least twelve (12) consecutive months.

(o)    ”Performance Cycle Memorandum” means the document prepared by the Committee, or its designee, which shall, in the Committee’s discretion, specify the applicable conditions of each Performance Cycle such as, but not limited to, criteria upon which a Long Term Growth Award may potentially be earned. Each Performance Cycle Memorandum shall become a part of and be incorporated into the Plan. For Performance Cycles beginning in 2013 and following years, the Performance Cycle Memorandum will be prepared at the beginning of and not later than ninety (90) days after the commencement of the Performance Cycle.

(p)    ”Plan” means the Parsons Corporation Long Term Growth Plan as herein set out and as it may be amended from time to time.

(q)    ”Plan Account” means the balance posted to the record of each Participant consisting of any Long Term Growth Award payments which have been paid or have been deferred pursuant to Article 5 of the Plan.

(r)    ”Plan Year” means the calendar year beginning January 1st and ending December 31st.

(s)    ”Retire” or “Retirement” means a Participant’s voluntary termination of employment from the Corporation or its subsidiary after having attained age 64

(t)    Subaccount” means, with respect to a Performance Cycle, the subaccount of the Participant’s Deferral Account maintained on the books of account of the Corporation for a Participant’s deferred Long Term Growth Award, if any, with respect to such Performance Cycle. The sum of the balances of all a Participant’s Subaccounts shall equal the balance of the Participant’s Deferral Account

(u)    ”Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or a dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(I), (b)(2), or (d)(l)(B)) of the Participant; loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as determined in accordance with Treasury Regulations Section l.409A-3(i)(3). The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case.

ARTICLE 3.

ELIGIBILITY AND DETERMINATION OF

LONG TERM GROWTH OPPORTUNITY TARGETS

Section 3.1    Authority of the Board. With respect to the Plan, the Board shall in its

(a)    decide which employees will participate in the Plan,

(b)    determine the Long Term Growth Opportunity Target for each eligible Participant and approve the amounts actually earned as Long Term Growth Awards,

(c)    determine the time or times at which Participants will be given notice that a Long Term Growth Opportunity Target has been established for each of them,

(d)    determine the length of the Performance Cycle with respect to such Long Term Growth Opportunity Targets,

(e)    add Participants to the Plan during any given Performance Cycle, and

(f)    make all other determinations and take all other actions as may be necessary, appropriate or advisable for the administration of the Plan, to the extent not delegated to the Administrative Committee pursuant to Article 4 or otherwise.

The Board may delegate to the Committee the authority to determine any and all of the above listed items and any and all such determinations as are delegated to the Committee are hereby ratified and approved by the Board.

Section 3.2    Determination of Eligibility. In determining the persons for whom Long Term Growth Opportunity Targets shall be established, the Board shall receive advice from the Chief Executive Officer regarding the duties of the respective candidates, their present and potential contributions to the success of the Corporation and such other facts as the Board shall deem relevant to the purpose of the Plan.

Section 3.3    Determination of Performance Criteria. The Board shall approve the applicable performance criteria and the measurement thereof, including the level or levels of performance, upon which the potential amount or amounts payable will be determined in respect of a Long Term Growth Opportunity Target, subject to adjustment in the Board’s discretion at or after the date when a Long Term Growth Opportunity Target is established but prior to or at the completion of the Performance Cycle. The applicable performance criteria shall be established at a time when the outcome of the applicable performance criteria is substantially uncertain, and for Performance Cycles beginning in 2013 and following years, such performance criteria shall be established not later than 90 days after the commencement of the Performance Cycle

Section 3.4    Successive Long Term Growth Opportunity Targets. A Participant in any Performance Cycle may or may not receive a Long Term Growth Opportunity Target for a different cycle or cycles. Long Term Growth Opportunity Targets, performance goals and other criteria for payment of Long Term Growth Awards and other relevant provisions applicable to the Plan in successive years shall be set out in the applicable Performance Cycle Memorandum.

Section 3.5    Performance Goals. With respect to any Performance Cycle, the Board will establish the Corporation’s performance goals applicable to such Performance Cycle either before or after the start of the Performance Cycle but not later than 90 days after the commencement of any Performance Cycle beginning in 2013 or following years. With respect to any Performance Cycle, including Performance Cycles beginning in 2012, the applicable performance goals will be established at a time when the outcome of the applicable performance goals is substantially uncertain. Performance goals may be expressed in terms of overall financial results of the Corporation on an absolute or relative basis, such as, but not limited to, its results in relation to a budgeted target or its results in relation to industry benchmarks, or such other measurement as the Board may determine in its discretion.

ARTICLE 4.

ADMINISTRATION

Section 4.1    Administrative Committee. The Plan shall be administered under the supervision of the Administrative Committee composed of not less than three (3) senior executives of the Corporation. Unless otherwise specified by the Board, the Committee will consist of persons who are selected from the following: Chief Executive Officer, any Executive Vice President, Senior Vice President or Vice President of Parsons Corporation. The Board hereby delegates to the Chief Executive Officer, the discretionary authority to appoint and remove Committee members. The members of the Administrative Committee shall be eligible to participate in the Plan. A member of the Committee shall not vote or act upon any matter which relates solely to himself as a Participant.

Section 4.2    Authority. Subject to Section 3.1, the Committee shall have full and final authority to: (i) operate, manage, interpret and administer the Plan on behalf of the Corporation; ii) prescribe, amend or rescind rules and regulations relating to the Plan; and (iii) do all things and take all actions respecting the Plan and its administration which in their reasonable judgment are necessary and proper. All Committee interpretations, determinations and actions will be final, conclusive and binding on all parties.

Section 4.3    Quorum. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all the members in the absence of a meeting, shall be the acts of the Committee.

ARTICLE 5.

FUNDING, PAYMENT AND RIGHTS OF PARTICIPANTS

Section 5.1    Unfunded Plan. The Plan is an unfunded, nonqualified plan. The benefits provided under the Plan shall be payable by the Corporation from its general assets.

Section 5.2    Basis for Payment. The primary basis for determining the amount payable in respect of a Long Term Growth Opportunity Target for a given Performance Cycle will be to compare actual performance of the Corporation at the conclusion of a Performance Cycle (based on performance criteria selected by the Board), with the target expected performance goals established at the beginning of the Performance Cycle, as defined in the applicable Performance Cycle Memorandum. The Board may also adjust the amount so determined, either upward or downward, or determine that no amount is payable in its complete and absolute discretion to take into account such other objective or subjective factors and criteria as it determines to be relevant to its determination of the amount payable to a Participant in respect of a Long Term Growth Opportunity Target; provided that such adjustments shall be made prior to or at the completion of the Performance Cycle.

Section 5.3    Payment of Long Term Growth Awards. The dates and conditions of payment are defined in each Performance Cycle Memorandum. Long Term Growth Awards will be paid in the form of cash; provided, however, that for any Performance Cycle commencing on or after January 1, 2019, the Performance Awards may be paid in either cash or, in the sole discretion of the Committee, shares of the Corporation’s common voting stock equal to the number of units into which the Participant’s Long Term Growth Award is converted into pursuant to the terms of the Performance Cycle Memorandum.

Section 5.4    Deferral of Payment.

5.4.1    Deferral Election Agreement

(a)    A Participant may elect to defer payment of 0% or from 25% to 100% (the “Long Term Growth Award Deferral Percentage”) of the Long Term Growth Award that may become payable for such Performance Cycle until the later of Participant’s termination of employment or the date specified under the Plan for payment in the absence of a deferral election. Such election shall be made by entering into a Deferral Agreement within thirty (30) days after the Performance Cycle Memorandum for the Performance Cycle is approved, and in all events before the date that is six (6) months before the end of the Performance Cycle. Except as provided in Section 5.4.l(c) below, deferral elections may only be made by Participants who have been continuously employed by or providing services to the Corporation from the date the Performance Cycle Memorandum for the Performance Cycle is approved and the applicable performance criteria and goals are approved. A deferral election is not permitted for Performance Cycles which commence prior to 2013 or for any amounts awarded or that become payable under the Plan that the Committee determines will not qualify as “performance based compensation” within the meaning of Code Section 409A.

(b)    At the time of entering into a Deferral Agreement for a Performance Cycle, a Participant may elect that the form of distribution of the deferred portion of the Long Term Growth Award for that Performance Cycle that becomes payable as a result of a termination of employment due to Retirement or Disability be a single payment, five substantially equal annual installments, or ten substantially equal annual installments, subject to the limitation that, if the aggregate balance of the Subaccounts to which a five-year or ten-year installment election applies is less than $75,000, the amounts subject to such election shall be paid in a lump sum payment. For the avoidance of doubt, any deferred portion of the Long Term Growth Award that becomes payable on the date specified under the Plan for payment in the absence of a deferral election because such date occurs later than the Participant’s Retirement or Disability shall be paid on such date and shall not be paid in installments.

(c)    A newly hired employee who becomes a Participant upon commencement of employment with the Corporation may make a deferral election under this Section 5.4 for the

Performance Cycle during which the Participant’s employment commences by entering into a Deferral Agreement for such Performance Cycle within 30 days following the date the employee commences employment with the Corporation. Any such election shall apply to that portion of the Long Term Growth Award earned during such Performance Cycle that is equal to the total amount of the Long Term Growth Award multiplied by the ratio of the number of days remaining in the Performance Cycle after the Participant enters into the Deferral Agreement over the total number of days during the Performance Cycle.

5.4.2    Deferral Accounts; Interest.

(a)    The Committee shall establish and maintain a separate Deferral Account for each Participant who elects to defer a Long Term Growth Award pursuant to this Section 5.4. The Committee shall further establish a separate Subaccount within each such Participant’s Deferral Account for such Participant’s Long Term Growth Award for each Performance Cycle for which the Participant makes a deferral election pursuant to Section 5.4. For purposes of calculating interest that is credited to a Participant’s Deferral Account, in the event that a Performance Cycle Memorandum stipulates the payment of a Long Term Growth Award in two or more installments, the amount of each tranche of a Participant’s Long Term Growth Award for a Performance Cycle shall be credited to the appropriate Subaccount as of the date such tranche would otherwise be payable to such Participant. Each Subaccount of a Participant’s Deferral Account shall be reduced by the amount of any payments made by the Corporation to the Participant or the Participant’s Beneficiary pursuant to this Plan that relate to Long Term Growth Awards allocated to such Subaccount.

(b)    Each Subaccount of a Participant’s Deferral Account shall be deemed to bear interest, compounded annually, on the balance in such Subaccount at the Declared Rate from the date as of which such Subaccount is first credited with any portion of a deferred Long Term Growth Award through the date such Subaccount is fully distributed.

5.4.3    Deferral Payments.

(a)    Retirement. Amounts credited to a Participant’s Deferral Account pursuant to Section 5.4 that become payable as a result of the Participant’s Retirement shall be paid, or installments shall begin, within 60 days following the Participant’s Retirement. The Participant shall not have the right to designate the taxable year of such payment. In the case of installment payments, the next installment shall be paid within 60 days following the end of the Plan Year during which the first installment is paid, and each subsequent installment shall be paid within 60 days following the end of each subsequent Plan Year.

(b)    Disability. Amounts credited to a Participant’s Deferral Account pursuant to Section 5.4 that become payable as a result of the Participant’s Disability while employed shall be paid, or installments shall begin, within 60 days following the Participant’s Disability. The Participant shall not have the right to designate the taxable year of such payment. In the case of installment payments, the next installment shall be paid within 60 days following the end of the Plan Year during which the first installment is paid, and each subsequent installment shall be paid within 60 days following the end of each subsequent Plan Year.

(c)    Death. Amounts credited to a Participant’s Deferral Account pursuant to Section 5.4 shall be paid in single lump sum in the event a Participant dies while employed. Payment shall be made by the end of the calendar year in which the Participant dies. If a Participant was receiving installment payments pursuant to this Section 5.4 at the time of the Participant’s death, all remaining installment payments shall be paid in a Jump sum in accordance with the previous sentence.

(d)    Termination of Employment for a Reason Other than Retirement, Disability or Death. Amounts credited to a Participant’s Deferral Account pursuant to Section 5.4 that become payable as a result of the Participant’s termination of employment other than by reason of Retirement, Disability, or death shall be paid in single Jump sum. Payment shall be made within 60 days following the date the Participant’s employment terminates. The Participant shall not have the right to designate the taxable year of such payment.

(e)    Termination of Employment Prior to Payment Date Specified in the Plan. If a Participant terminates employment with the Corporation for any reason prior to the date specified under the Plan for payment in the absence of a deferral election, that portion of the Long Term Growth Award shall be forfeited or paid on the fixed payment date specified in accordance with the terms of the Plan as if the Participant had made no deferral election with respect to such portion of the Long Term Growth Award.

5.4.4

Unforeseeable Emergency. If a Participant experiences an Unforeseeable Emergency prior to the time his Deferral Account has been fully distributed, the Committee may, in its sole discretion, permit the distribution to Participant of all or a portion of the Deferral Account. Such distribution for an Unforeseeable Emergency shall be subject to approval by the Committee and may be made only to the extent reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution). The Committee may treat a distribution as necessary to satisfy the hardship if it relies on the Participant’s written representation, unless the Committee has actual knowledge to the contrary, that the hardship cannot reasonably be relieved (1) through reimbursement or compensation by insurance or otherwise, (2) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (3) or by cessation of deferrals under this Plan. The burden of substantiating and demonstrating an Unforeseeable Emergency shall be borne by the Participant. Distributions in the event of an Unforeseeable Emergency shall be made proportionately from all of a Participant’s Subaccounts.

5.4.5    Potential Six-Month Delay. Notwithstanding anything in the Plan to the contrary, any payment under this Plan that the Corporation reasonably determines is subject to Code Section 409A(a)(2)(b)(i) shall not be paid or payment commenced until the later of (i) six months after the date of the Participant’s termination of employment or the Participant’s death and (ii) the payment date or commencement date specified in this Plan for such payment(s). On the earliest date on which such payment can be made or commenced without violating the requirements of Code Section 409A(a)(2)(b)(i), the Participant shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence.

Section 5.5    Modification of Performance Standards. If, prior to completion of a Performance Cycle, the Board determines, in its absolute and complete discretion, that the established performance measures or objectives are no longer applicable due to a change in the Corporation’s business, operations, corporate structure, capital structure including, but not limited to, a merger, acquisition, divestiture, stock splits, issuance of new shares, additional shares or different classes of shares, warrants or the like, or other conditions the Board deems to be material, the Board may modify the performance measures and standards in a manner that it considers to be appropriate and equitable.

Section 5.6    Limitation on Rights of Participants and Beneficiaries. No Participant or Beneficiary shall have any preferred claim on, or any beneficial ownership interest in, any asset of the Corporation before the time that any such asset is paid to a Participant or Beneficiary. The right of a Participant or Beneficiary to receive a benefit hereunder shall be the claim of a general, unsecured creditor of the Corporation, and the Plan constitutes a mere promise by the Corporation to pay benefits in the future. Distribution to a Participant or Beneficiary in good faith of any unpaid portion of Long Term Growth Awards earned by Participant shall be considered a full and complete discharge of the Corporation’s obligation under the Plan.

Section 5.7    Forfeiture of Long Term Growth Opportunity. Unless otherwise provided in a Performance Cycle Memorandum, if a Participant’s employment with the Corporation terminates during or after a Performance Cycle for any reason other than death, Disability, or Retirement, all outstanding Long Term Growth Opportunity Targets related to any completed or uncompleted Performance Cycle shall thereupon be forfeited by the Participant and Participant shall have no further right or interest in any Long Term Growth Award or payment thereunder; provided, however, that in the case of special circumstances as determined by the Committee, the Committee may, in its sole discretion, for vesting purposes deem that the Participant’s termination of employment was due to Retirement and subject to the provisions of Section 6.2.

ARTICLE 6.

RETIREMENT, DISABILITY, DEATH BENEFITS AND BENEFICIARIES

Section 6.1    Termination After Completion of a Performance Cycle. If a Participant Retires from the service of the Corporation, or if the Participant’s employment terminates by reason of death or Disability, in either case after completion of a Performance Cycle, all Long Term Growth Awards earned by a Participant that have not yet been paid to a Participant, will be payable as set forth in Section 5.3 and the applicable Performance Cycle Memorandum as though the Participant’s employment had not terminated. If the Participant has executed a Deferral Agreement pursuant to Section 5.4, the provisions of Section 5.4 and such Agreement shall govern the time and method of payment.

Section 6.2    Termination Before Completion of a Performance Cycle. If a Participant Retires from service of the Corporation, or if the Participant’s employment terminates by reason of death or Disability, in either case prior to the completion of an applicable Performance Cycle, except as provided below in this Section 6.2, the amount of any Long Term Growth Opportunity Target for that Performance Cycle shall be prorated by the number of full months that the Participant actually worked as a full-time or part-time regular employee during the applicable Performance Cycle. The value of such prorated Long Term Growth Opportunity Target will be determined and be payable in the same manner and time as set forth in Section 5.3 and the applicable Performance Cycle Memorandum. If the Participant has entered into a Deferral Agreement pursuant to Section 5.4, the provisions of Section 5.4 and such Agreement shall govern the time and method of payment. Beginning with the 2015 Plan Year and for Performance Cycles commencing on or after the start of the 2015 Plan Year, the Committee may, in its sole discretion, permit a Participant who Retires from service of the Corporation to receive the full value of such Participant’s Long Term Growth Opportunity Target for any one or more in-progress Performance Cycles as determined in the same manner and time as set forth in Section 5.3 and the applicable Performance Cycle Memorandum (i.e., the Participant’s Long Term Growth Opportunity Target would not be prorated and the full amount of the original award would be eligible to become payable, subject to Section 5.3). If the Committee decides to exercise such discretion with respect to any Participant who Retires from the Corporation, the value of any additional portion of any Long Term Growth Opportunity Target becoming payable pursuant to

Section 5.3 and the applicable Performance Cycle Memorandum as a result of the Committee’s exercise of its discretion shall be paid to the Participant at the times specified in Section 5.3 and the applicable Performance Cycle Memorandum, subject to the provisions of Section 5.4 if a Deferral Agreement has been entered into.

Section 6.3    Beneficiary Designation. At any time prior to the complete payment of the Long Term Growth Awards due to a Participant under the Plan, he or she shall have the right to designate, change, and/or cancel, any person(s) or entity as his or her Beneficiary (either primary or contingent) to whom payment under this Plan shall be made in the event of his or her death. Each beneficiary designation shall become effective only when filed in writing with the Company during the Participant’s lifetime on a form provided by the Company. The filing of a new beneficiary designation form will cancel all previously filed beneficiary designations relating to such Participant. Any finalized divorce of a Participant subsequent to the date of filing of a designation of the Participant’s former spouse as a Beneficiary shall automatically revoke such designation.

Additionally, the spouse of a Participant domiciled in a community property jurisdiction shall consent to the Participant’s designation of any Beneficiary other than such spouse in the form approved by the Corporation, which consent shall be notarized.

If a Participant fails to designate a Beneficiary as provided above, or if his or her beneficiary designation is revoked without execution of a new designation, or if all designated Beneficiaries predecease the Participant, then the distribution of such benefits shall be made to the Participant’s estate in a lump sum. If the Participant’s designated Beneficiary survives the Participant but dies before receiving all remaining, unpaid, Long Term Growth Awards earned by Participant, the unpaid Award amounts shall be paid to the estate of such Beneficiary in a lump sum.

ARTICLE 7.

CHANGE IN CONTROL

Section 7.1    Change in Control of the Corporation. Upon a Change in Control of the Corporation:

(a)    Long Term Growth Awards earned for completed Performance Cycles but not yet fully paid shall, except as provided in Section 7.2 for Participants who have entered into Deferral Agreements pursuant to Section 5.4, be paid to those Participants and beneficiaries who remained eligible for such payment at the time of such Change in Control, and in no event shall such payments be delayed beyond 30 days following such Change in Control.

(b)    Long Term Growth Opportunity Targets established for Participants for any uncompleted Performance Cycle shall be pro-rated based on the number of months, including any partial month, that have elapsed since the beginning of the Performance Cycle(s). If cumulative progress against performance metrics for the Performance Cycle has been formally reported to Participants at any time during the Performance Cycle, the Board may consider performance progress reports preceding the Change in Control, or any other available metric or judgment, in determining the amount of funding to authorize for a Long Term Growth Award pool for an uncompleted Performance Cycle. The Board may also, in its sole discretion, and without respect to performance criteria of the Performance Cycle Memorandum, assign an award percentage to pro-rated Long Term Growth Opportunity Targets in an uncompleted Performance Cycle. If the Board authorizes payment of Long Term Growth Awards for uncompleted Performance Cycles which have been terminated due to a Change in Control, such Long Term Growth Award amounts shall, except as provided in Section 7.2 for Participants who have entered into Deferral Agreements pursuant to Section 5.4, be paid to remaining eligible Participants or eligible beneficiaries no later than 30 days following such Change in Control.

(c)    Any determination to be made by the Board under this Article 7 shall be made by the Board prior to the date of the Change in Control, and such determination shall apply (and be binding upon the Corporation) for all purposes of the Plan and any agreements entered into or adopted under the Plan.

Section 7.2    Awards Subject to Deferred Payment Election. A current or former Participant with unpaid Long Term Growth Awards that are subject to deferred payment elections under Section 5.4 may elect, in the first Deferral Agreement entered into under this Plan, that, in the event of a Change of Control, such deferred amounts shall be paid upon the Change in Control or as soon as practicable thereafter, but in no event more than thirty (30) days following the Change in Control. In the event that a current or former Participant elected to not accelerate distribution of the Deferral Account upon a Change in Control, amounts otherwise payable to that Participant pursuant to Section 7.1 shall be credited to the Participant’s Deferral Account within 30 days following the Change in Control and the provisions of Section 5.4 and the Participant’s Deferral Agreement shall govern the time and method of payment.

ARTICLE 8.

AGREEMENT BY PARTICIPANT REGARDING TAXES

To the extent required by law, the Company shall withhold from payments made hereunder an amount equal to at least the minimum taxes required to be withheld by the federal and any state or local government.

ARTICLE 9.

AMENDMENT AND TERMINATION OF THE PLAN

The Board at any time and from time to time may suspend, terminate, modify, or amend the Plan. Except as otherwise provided, no suspension, termination, modification, or amendment of the Plan may adversely affect any Long Term Growth Award previously earned unless the written consent of the Participant is obtained.

ARTICLE 10.

GENERAL PROVISIONS

Section 10.1    Written Instruments. All Long Term Growth Opportunity Targets shall be evidenced by an instrument in such form as the Committee shall prescribe from time to time in accordance with the terms of the Plan (and with other such terms and conditions not inconsistent with the terms of this Plan as the Committee, in its sole and absolute discretion, shall establish).

Section 10.2    No Guarantee of Employment. Nothing in this plan shall be construed as guaranteeing future employment to a Participant and no agreement of employment is created hereunder. Unless otherwise provided in a separate agreement, a Participant shall continue to be a common law employee of the Corporation solely at the will of the Corporation or a subsidiary thereof.

Section 10.3    Liability of Corporation. Nothing in the Plan shall constitute the creation of a trust or other fiduciary relationship between the Corporation and any Participant, Beneficiary or other person. The Corporation shall not be considered a trustee by reason of the Plan.

Section 10.4    Liability of Board and Committee. No member of the Board or of the Committee will be personally liable for any action taken or determination made in good faith with respect to the Plan, its interpretation, management or administration or any Long Term Growth Opportunity Target granted hereunder.

Section 10.5    Assignment and Alienation. No rights under the Plan may be anticipated, assigned, transferred, alienated, pledged, sold, attached, garnished or encumbered by a Participant or Beneficiary.

Section 10.6    Construction. The section and subsection heading are contained herein for convenience only and shall not affect the construction hereof.

Section 10.7    Severability and Survival of the Agreement. If any provision hereof is invalid or unenforceable in any jurisdiction, the other provisions hereof shall remain in full force and effect and the remaining provisions hereof shall be liberally construed in order to carry out the provision hereof and the invalidity or unenforceability of such provision in any jurisdiction shall not affect the validity or enforceability of any such provision in any other jurisdiction.

Section 10.8    Gender and Number. The masculine gender shall be deemed to include the feminine, the feminine gender shall be deemed to include the masculine, and the singular shall include the plural unless otherwise clearly required by the context.

Section 10.9    Governing Law. This Plan shall be regulated, construed and administered under the laws of the State of California to the extent that such laws are not preempted by the laws of the United States of America.

Section 10.10    Code Section 409A. It is intended that any amounts payable under this Plan shall either be exempt from Code Section 409A or shall comply with Code Section 409A (including Treasury Regulations and other published guidance related thereto) so as not to subject

Participants to payment of any additional tax, penalty, or interest imposed under Code Section 409A. The provisions of this Plan shall be construed and interpreted to avoid the imputation of any such additional tax, penalty, or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefits payable to Participants. For purposes of this Plan, all references to a Participant’s termination of employment with the Corporation shall mean a ‘separation from service’ as defined in Code Section 409A and Treasury Regulations Section 1.409A-l(h) without regard to the optional alternative definitions available thereunder.